News Release

For Immediate Release:	For More Information,
April 24, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $20.7 million, or $0.70 per diluted common share, for the first quarter of 2018, an increase of 106% in earnings per share from the $7.6 million, or $0.34 per diluted common share, recorded in the first quarter of 2017.

Affecting the quarter’s comparability with 2017 were the Company’s acquisitions of Carolina Bank Holdings, Inc. (“Carolina Bank”) in March 2017 with total assets of $682 million and ASB Bancorp, Inc. (“Asheville Savings Bank”) in October 2017 with $798 million in total assets. The assets, liabilities and earnings for each acquisition were recorded beginning on their respective acquisition dates.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2018 was $50.5 million, a 47.3% increase from the $34.3 million recorded in the first quarter of 2017. The increase in net interest income was primarily due to the acquisitions of Carolina Bank and Asheville Savings Bank, as well as higher amounts of loans outstanding as a result of organic growth.

Also contributing to the increase in net interest income was a higher net interest margin. The Company’s tax-equivalent net interest margin (tax-equivalent net interest income divided by average earning assets) amounted to 4.19% for the first quarter of 2018 compared to 4.07% for the first quarter of 2017. Asset yields increased primarily as a result of four Federal Reserve interest rate increases since January 1, 2017. Funding costs also increased, but to a lesser degree. Also positively impacting interest income in the first quarter of 2018 was approximately $750,000 in interest recoveries, which primarily related to the same loans that experienced significant allowance for loan loss recoveries discussed below in “Provisions for Loan Losses and Asset Quality.”

The net interest margins for the periods were also impacted by loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $2.1 million in the first quarter of 2018, compared to $1.4 million in the first quarter of 2017. The increase in loan discount accretion in 2018 was primarily due to the loan discounts recorded in the acquisitions of Carolina Bank and Asheville Savings Bank. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 4.02% for the first quarter of 2018, compared to 3.91% for the first quarter of 2017. On a linked quarter basis, the 4.02% margin was an increase from the 3.84% margin realized for the fourth quarter of 2017. The increase was primarily due to higher yields on loans and short-term investments resulting from higher interest rates. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a negative provision for loan losses (reduction of the allowance for loan losses) of $3.7 million in the first quarter of 2018, compared to a provision for loan losses of $0.7 million in the first quarter of 2017. During the first quarter of 2018, the Company experienced net loan recoveries of $3.7 million, including full payoffs received on four loans that had been previously charged-down by approximately $3.3 million. The amounts received in excess of the prior charge-downs were recorded as interest income recoveries, and those four loans were primarily responsible for the $750,000 in interest recoveries previously noted.

The Company’s provision for loan losses have been impacted by continued improvement in asset quality. The Company’s nonperforming assets to total assets ratio was 0.92% at March 31, 2018 compared to 1.35% at March 31, 2017. The ratio of annualized net charge-offs (recoveries) to average loans for the three months ended March 31, 2018 was (0.36%), compared to 0.13% for the same period of 2017.

Noninterest Income

Total noninterest income was $15.9 million and $9.8 million for the three months ended March 31, 2018 and March 31, 2017, respectively.

Core noninterest income for the first quarter of 2018 was $16.2 million, an increase of 65.8% from the $9.8 million reported for the first quarter of 2017. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2018 was an increase in SBA loan sales volume. During the first quarter of 2018, the Company sold $47.2 million of the guaranteed portions of newly originated SBA loans, which resulted in $3.8 million in gains on sales. In comparison, during the first quarter of 2017, the Company sold $7.3 million of the guaranteed portions, resulting in $0.6 million in gains on sales. Also contributing to the increase in core noninterest income in the first quarter of 2018 were the acquisitions of Carolina Bank and Asheville Savings Bank.

Commissions from sales of insurance and financial products amounted to $1.9 million in the first quarter of 2018, compared to $0.8 million in the first quarter of 2017. The increase was primarily due to the acquisition of an insurance agency during the third quarter of 2017.

Noninterest Expenses

Noninterest expenses amounted to $43.6 million in the first quarter of 2018 compared to $32.1 million recorded in the first quarter of 2017. The increase in noninterest expenses in 2018 related primarily to the Company’s acquisitions of Carolina Bank and Asheville Savings Bank.

Also impacting expenses were other growth initiatives, including continued growth of the Company’s SBA consulting firm and SBA lending division, as well as the acquisition of an insurance agency during the third quarter of 2017.

On March 16, 2018, the Company converted the data processing systems of Asheville Savings Bank to First Bank and consolidated three branches in Asheville. This is expected to result in annual expense savings of approximately $4.0 to $4.5 million.

Merger and acquisition expenses amounted to $2.8 million and $2.4 million for the three months ended March 31, 2018 and March 31, 2017, respectively.

Income Taxes

The Company’s effective tax rate for the first quarter of 2018 was 22.0% compared to 33.2% in the first quarter of 2017. The lower effective tax rate was due to the 2017 Tax Cuts and Jobs Act, which was signed into law in December 2017 and reduced the federal tax rate from 35% to 21%.

Balance Sheet and Capital

Total assets at March 31, 2018 amounted to $5.6 billion, a 27.0% increase from a year earlier. Total loans at March 31, 2018 amounted to $4.1 billion, a 25.1% increase from a year earlier, and total deposits amounted to $4.5 billion at March 31, 2018, a 23.9% increase from a year earlier.

In addition to the growth realized from the acquisition of Asheville Savings Bank in October 2017, the Company experienced steady organic loan and deposit growth during the first quarter of 2018. Organic loan growth amounted to $71.4 million, or 7.2% annualized, and organic deposit growth amounted to $88.8 million, or 8.2% annualized. This growth was a result of ongoing internal initiatives to enhance loan and deposit growth, including the Company’s recent expansion into higher growth markets. Also impacting the first quarter deposit growth was the receipt of a $41 million money market deposit that is expected to be transferred outside the Company in the second quarter of 2018.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at March 31, 2018 of 12.70%, an increase from the 12.55% reported at March 31, 2017. The Company’s tangible common equity to tangible assets ratio was 8.34% at March 31, 2018, an increase of 55 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with today’s earnings report and our achievement of significant milestones over the past year. And we are especially gratified that we were able to announce a dividend increase during the quarter, which is being paid to shareholders tomorrow.”

The following includes additional discussion of business development and other miscellaneous matters affecting the Company during the first quarter of 2018:

•	On March 15, 2018, the Company announced a quarterly cash dividend of $0.10 cents per share payable on April 25, 2018 to shareholders of record on March 30, 2018. This dividend rate represents a 25% increase over the dividend rate declared in the first quarter of 2017.

•	On March 16, 2018, the Company converted the data processing systems of Asheville Savings Bank to First Bank, and the former Asheville Savings Bank branches now fully operate under the name “First Bank.” As part of this conversion, the Company consolidated three of its legacy Asheville branches into former Asheville Savings Bank branches.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 102 branches in North Carolina and South Carolina. First Bank also operates two mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$50,170	33,703
Interest on investment securities	3,412	2,267
Other interest income	1,479	498
Total interest income	55,061	36,468	51.0%
Interest expense
Interest on deposits	2,673	1,402
Interest on borrowings	1,881	770
Total interest expense	4,554	2,172	109.7%
Net interest income	50,507	34,296	47.3%
Provision (reversal) for loan losses	(3,659)	723	n/m
Net interest income after provision for loan losses	54,166	33,573	61.3%
Noninterest income
Service charges on deposit accounts	3,263	2,614
Other service charges, commissions, and fees	4,597	3,173
Fees from presold mortgage loans	859	768
Commissions from sales of insurance and financial products	1,940	840
SBA consulting fees	1,141	1,260
SBA loan sale gains	3,802	622
Bank-owned life insurance income	623	508
Foreclosed property gains (losses), net	(288)	25
Securities gains (losses), net	—	(235)
Other gains (losses), net	4	234
Total noninterest income	15,941	9,809	62.5%
Noninterest expenses
Salaries expense	19,398	13,950
Employee benefit expense	4,607	3,910
Occupancy and equipment related expense	4,054	3,242
Merger and acquisition expenses	2,761	2,373
Intangibles amortization expense	1,672	576
Other operating expenses	11,106	8,021
Total noninterest expenses	43,598	32,072	35.9%
Income before income taxes	26,509	11,310	134.4%
Income tax expense	5,836	3,755	55.4%

Net income available to common shareholders	$20,673	7,555	173.6%

Earnings per common share – basic	$0.70	0.34	105.9%
Earnings per common share – diluted	0.70	0.34	105.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$50,507	34,296
Tax-equivalent adjustment (1)	356	585
Net interest income, tax-equivalent	$50,863	34,881	45.8%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2018		2017
Return on average assets (1)	1.51%		0.79%
Return on average common equity (2)	11.95%		7.18%
Net interest margin – tax-equivalent (3)	4.19%		4.07%
Net charge-offs (recoveries) to average loans	(0.36%	)	0.13%

COMMON SHARE DATA
Cash dividends declared – common	$0.10		0.08
Stated book value – common	23.79		19.85
Tangible book value – common	15.17		13.53
Common shares outstanding at end of period	29,660,990		24,663,241
Weighted average shares outstanding – basic	29,533,869		21,983,963
Weighted average shares outstanding – diluted	29,624,150		22,064,923

CAPITAL RATIOS
Tangible common equity to tangible assets	8.35%		7.79%
Common equity tier I capital ratio - estimated	10.94%		10.34%
Tier I leverage ratio - estimated	9.88%		10.94%
Tier I risk-based capital ratio - estimated	12.15%		11.84%
Total risk-based capital ratio - estimated	12.70%		12.55%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,549,516		3,856,589
Loans	4,099,495		2,903,279
Earning assets	4,917,628		3,478,525
Deposits	4,403,805		3,152,778
Interest-bearing liabilities	3,629,364		2,580,950
Shareholders’ equity	701,411		426,842

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Net interest income – tax-equivalent (1)	$50,863	49,470	42,341	40,609	34,881
Taxable equivalent adjustment (1)	356	610	702	693	585
Net interest income	50,507	48,860	41,639	39,916	34,296
Provision (reversal) for loan losses	(3,659)	—	—	—	723
Noninterest income	15,941	14,862	12,362	11,875	9,809
Noninterest expense	43,598	43,617	34,384	35,084	32,072
Income before income taxes	26,509	20,105	19,617	16,707	11,310
Income tax expense	5,836	5,928	6,531	5,553	3,755
Net income	20,673	14,177	13,086	11,154	7,555

Earnings per common share – basic	0.70	0.48	0.53	0.45	0.34
Earnings per common share – diluted	0.70	0.48	0.53	0.45	0.34

(1)	See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Mar. 31, 2018	At Dec. 31, 2017	At Mar. 31, 2017	One Year Change
Assets
Cash and due from banks	$78,217	114,301	81,514	-4.0%
Interest bearing deposits with banks	448,515	375,189	323,646	38.6%
Total cash and cash equivalents	526,732	489,490	405,160	30.0%

Investment securities	453,059	461,773	347,997	30.2%
Presold mortgages	6,029	12,459	11,661	-48.3%

Total loans	4,113,785	4,042,369	3,289,355	25.1%
Allowance for loan losses	(23,298)	(23,298)	(23,546)	-1.1%
Net loans	4,090,487	4,019,071	3,265,809	25.3%

Premises and equipment	115,542	116,233	97,142	18.9%
Intangible assets	255,760	257,507	155,683	64.3%
Foreclosed real estate	11,307	12,571	12,789	-11.6%
Bank-owned life insurance	99,786	99,162	86,923	14.8%
Other assets	82,825	78,771	58,682	41.1%
Total assets	$5,641,527	5,547,037	4,441,846	27.0%

Liabilities
Deposits:
Non-interest bearing checking accounts	$1,227,608	1,196,161	958,175	28.1%
Interest bearing checking accounts	896,189	884,254	694,898	29.0%
Money market accounts	1,026,043	982,822	812,427	26.3%
Savings accounts	445,405	454,860	415,600	7.2%
Brokered deposits	251,043	239,659	157,198	59.7%
Internet time deposits	7,248	7,995	10,022	-27.7%
Other time deposits > $100,000	357,595	347,862	321,407	11.3%
Other time deposits	284,577	293,342	259,443	9.7%
Total deposits	4,495,708	4,406,955	3,629,170	23.9%

Borrowings	407,059	407,543	290,403	40.2%
Other liabilities	33,110	39,560	32,812	1.0%
Total liabilities	4,935,877	4,854,058	3,952,385	24.9%

Shareholders’ equity
Common stock	433,305	432,794	262,180	65.3%
Retained earnings	282,038	264,331	231,503	21.8%
Stock in rabbi trust assumed in acquisition	(3,588)	(3,581)	(7,688)	53.3%
Rabbi trust obligation	3,588	3,581	7,688	-53.3%
Accumulated other comprehensive loss	(9,693)	(4,146)	(4,222)	-129.6%
Total shareholders’ equity	705,650	692,979	489,461	44.2%
Total liabilities and shareholders’ equity	$5,641,527	5,547,037	4,441,846	27.0%

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Yield on loans	4.96%	4.79%	4.84%	4.78%	4.71%
Yield on securities	2.99%	2.77%	2.89%	2.76%	2.71%
Yield on other earning assets	1.69%	1.23%	1.38%	0.96%	0.86%
Yield on all interest earning assets	4.54%	4.30%	4.42%	4.31%	4.25%

Rate on interest bearing deposits	0.34%	0.31%	0.29%	0.26%	0.24%
Rate on other interest bearing liabilities	1.87%	1.62%	1.75%	1.54%	1.28%
Rate on all interest bearing liabilities	0.51%	0.46%	0.45%	0.40%	0.34%
Total cost of funds	0.38%	0.35%	0.34%	0.30%	0.26%

Net interest margin (1)	4.17%	3.96%	4.09%	4.01%	4.00%

Net interest margin – tax-equivalent (2)	4.19%	4.01%	4.16%	4.08%	4.07%

Average prime rate	4.53%	4.30%	4.25%	4.04%	3.79%

(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Interest income – increased by accretion of loan discount	$2,111	2,003	1,745	1,968	1,360
Interest expense – reduced by premium amortization of deposits	116	140	85	103	57
Interest expense – increased by discount accretion of borrowings	(45)	(46)	(43)	(29)	(9)
Impact on net interest income	$2,182	2,097	1,787	2,042	1,408

First Bancorp and Subsidiaries Financial Summary – Page 5

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2018		Dec. 31, 2017	Sept. 30, 2017		June 30, 2017		Mar. 31, 2017

Nonperforming assets
Nonaccrual loans	$21,849		20,968	23,350		22,795		25,684
Troubled debt restructurings - accruing	18,495		19,834	20,330		21,019		21,559
Accruing loans > 90 days past due	—		—	—		—		—
Total nonperforming loans	40,344		40,802	43,680		43,814		47,243
Foreclosed real estate	11,307		12,571	9,356		11,196		12,789
Total nonperforming assets	$51,651		53,373	53,036		55,010		60,032
Purchased credit impaired loans not included above (1)	$22,147		23,165	15,034		16,846		19,167
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans - annualized	(0.36%	)	0.13%	(0.07%	)	(0.06%	)	0.13%
Nonperforming loans to total loans	0.98%		1.01%	1.27%		1.30%		1.44%
Nonperforming assets to total assets	0.92%		0.96%	1.16%		1.21%		1.35%
Allowance for loan losses to total loans	0.57%		0.58%	0.72%		0.71%		0.72%
Allowance for loan losses + unaccreted discount to total loans	1.20%		1.24%	1.21%		1.24%		1.29%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Net interest income, as reported	$50,507	48,860	41,639	39,916	34,296
Tax-equivalent adjustment	356	610	702	693	585
Net interest income, tax-equivalent (A)	$50,863	49,470	42,341	40,609	34,881
Average earning assets (B)	$4,917,628	4,899,421	4,040,257	3,989,593	3,478,525
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.19%	4.01%	4.16%	4.08%	4.07%

Net interest income, tax-equivalent	$50,863	49,470	42,341	40,609	34,881
Loan discount accretion	2,111	2,003	1,745	1,968	1,360
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$48,752	47,467	40,596	38,641	33,521
Average earnings assets (B)	$4,917,628	4,899,421	4,040,257	3,989,593	3,478,525
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.02%	3.84%	3.99%	3.88%	3.91%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment that is primarily related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2018, the Company had a remaining loan discount balance of $26.2 million compared to $19.6 million at March 31, 2017. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.